15 June 2011

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2010 (except for Notes 1d, 4, 9, 11 and 13, as to which the date is February 22, 2011), with respect to the consolidated financial statements of Image Metrics Limited included in the Registration Statement (Form S-1) (Registration No. 333-170250) and related Prospectus of Image Metrics, Inc.

Ernst & Young LLP
London, England
June 15, 2011